EXHIBIT 10.4.3

THIRD AMENDMENT TO
CREDIT AGREEMENT

This Third Amendment to Credit Agreement is dated as of March 16, 2020, by and among Designer Brands Inc., an Ohio corporation (f/k/a DSW Inc.) (the “Lead Borrower”), PNC Bank, National Association (“PNC Bank”) and the other Lenders party hereto, and PNC Bank, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) (the “Third Amendment”).
W I T N E S E T H:
WHEREAS, the Lead Borrower, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of August 25, 2017 (as (i) amended by that certain First Amendment to Credit Agreement, dated as of January 30, 2018, by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent, (ii) amended by that certain Second Amendment to Credit Agreement, dated as of October 10, 2018, by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent, and (iii) may be further amended, restated, modified or supplemented from time to time (including, without limitation, by this Third Amendment), the “Credit Agreement”); and
WHEREAS, the Lead Borrower, on behalf of itself and the other Loan Parties, hereby desires to amend certain provisions of the Credit Agreement, and the Lenders and the Administrative Agent shall permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.Effective as of the Effective Date, the Credit Agreement is amended as follows:

(A)    Section 1.1 is hereby amended by inserting in the proper alphabetical order the following new definitions:
“Available Currencies means, at any time, Dollars and all Optional Currencies at such time; each individually an “Available Currency”.
Benchmark Replacement means, with respect to any Available Currency, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower for such Available Currency giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Euro-Rate for (A) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities or (B) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
Benchmark Replacement Adjustment means, with respect to any replacement of the Euro-Rate for any Available Currency with an alternate benchmark rate for each applicable Interest Period for such Available Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Euro-Rate in such Available Currency with the applicable Benchmark Replacement for such Available Currency (excluding such spread adjustment) by the Relevant Governmental Body with respect to such Available Currency or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Euro-Rate for (A) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities at such time or (B) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency.
Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement for any Available Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement for such Available Currency and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
Benchmark Replacement Date means the earlier to occur of the following events with respect to the Euro-Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Euro-Rate for such Available Currency permanently or indefinitely ceases to provide the Euro-Rate for such Available Currency; or
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
Benchmark Transition Event means the occurrence of one or more of the following events with respect to the Euro-Rate:
(1)     a public statement or publication of information by or on behalf of the administrator of the Euro-Rate for such Available Currency announcing that such administrator has ceased or will cease to provide the Euro-Rate for such Available Currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency;
(2)     a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Euro-Rate for such Available Currency, a resolution authority with jurisdiction over the administrator for the Euro-Rate for such Available Currency or a court or an entity with similar insolvency or resolution authority over the administrator for the Euro-Rate for such Available Currency, which states that the administrator of the Euro-Rate for such Available Currency has ceased or will cease to provide the Euro-Rate for such Available Currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Euro-Rate for such Available Currency; or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the Euro-Rate for such Available Currency or an Official Body having jurisdiction over the Administrative Agent announcing that the Euro-Rate for such Available Currency is no longer representative.
Benchmark Unavailability Period means, with respect to any Available Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Euro-Rate for such Available Currency and solely to the extent that the Euro-Rate for such Available Currency has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date for such Available Currency has occurred if, at such time, no Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder in accordance with Section 3.6 and (y) ending at the time that a Benchmark Replacement for such Available Currency has replaced the Euro-Rate for such Available Currency for all purposes hereunder pursuant to Section 3.6.
Early Opt-in Event means a determination by the Administrative Agent that (a) with respect to Dollar Loans under the Euro-Rate Option, U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in Dollars or (b) with respect to Optional Currency Loans, U.S. credit facilities providing for loans in such Optional Currency being executed at such time, or that include language similar to that contained in this Section 3.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Euro-Rate for loans in such Optional Currency.
Relevant Governmental Body means (a) the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to Optional Currency Loans, in addition to the Persons named in clause (a) of this definition, the comparable Official Body or other applicable Person for loans in such Optional Currency as determined by the Administrative Agent in its sole discretion.”
(B)    Section 1.1 is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:
“Consolidated EBITDAR means, for any period of determination, without duplication, consolidated net income plus (i) the following (to the extent deducted from such calculation of consolidated net income): depreciation, amortization, non-cash expenses related to stock based compensation, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR), interest expense, income tax expense and Consolidated Rental Expense, transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions in an aggregate cumulative amount for the balance of the term of this Agreement not greater than $40,000,000 and restructuring charges or expenses (including integration costs, restructuring costs and severance costs related to acquisitions and to closure or consolidation of plants, facilities or locations and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use) not to exceed $20,000,000 in an aggregate cumulative amount for the balance of the term of this Agreement, minus (ii) non-cash credits or non-cash gains (to the extent included in such calculation of consolidated net income), in each case determined and consolidated for the Lead Borrower and its Subsidiaries in accordance with GAAP; provided that the foregoing shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions.  For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of  Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.
Leverage Ratio means, as of the date of determination, the ratio of (A) Total Funded Debt on such date, to (B) Consolidated EBITDAR (with respect to such calculation of Consolidated Rental Expense and Consolidated EBITDAR (i) for the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four (4) fiscal quarters most recently ended for which financial statements are available if such date is not a fiscal quarter end).
Total Funded Debt means, as of any date of determination, the sum of (i) all Indebtedness (excluding any Hedge Liabilities or any other obligations (contingent or otherwise) under any Swap) representing borrowed money, including both current and long term portion thereof and guaranty obligations with respect thereto, Capital Lease Obligations and reimbursement obligations under letters of credit, in each case of the Lead Borrower on a Consolidated Basis, plus (ii) the aggregate current and long-term operating lease liabilities in accordance with FASB ASC 842, in each case determined and consolidated for the Lead Borrower and its Subsidiaries in accordance with GAAP.
Relevant Interbank Market means, with respect to any currency the London interbank market or other applicable offshore interbank market.”
(C)    The following new Section 1.6 is hereby added, immediately following Section 1.5:
“Section 1.6    Euro-Rate Notification. Section 3.6 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that one or more Relevant Interbank Market offered rates is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to any Relevant Interbank Market offered rate or other rates in the definition of "Euro- Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor.
(D)    Section 3.6 is hereby deleted in its entirety and in its stead is inserted the following:
“Section 3.6    Successor Euro-Rate Index.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or if an Early Opt-in Event has occurred with respect to the Euro-Rate for any Available Currency, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the Euro-Rate for such Available Currency with a Benchmark Replacement for such Available Currency; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement with respect to the Euro-Rate for any Available Currency is effective, each advance, conversion and renewal of a Loan in such Available Currency under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate for such Available Currency; provided however, during a Benchmark Unavailability Period with respect to any Available Currency (i) any pending selection of, conversion to or renewal of a Loan in such Available Currency bearing interest under the Euro-Rate Option that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate Option with respect to such Loan in the Dollar Equivalent amount of such Loan, (ii) all outstanding Loans in such Available Currency bearing interest under the Euro-Rate Option shall automatically be (A) if in Dollars, converted to the Base Rate Option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option) (B) if in an Optional Currency, converted to a Loan in Dollars under the Base Rate Option in the Dollar Equivalent amount of such Loan at the expiration of the existing Interest Period (or sooner, if the Administrative Agent cannot continue to lawfully maintain such affected Loan under the Euro-Rate Option in such Optional Currency) and (iii) the component of the Base Rate based upon the Euro-Rate will not be used in any determination of the Base Rate
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 3.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6.”
(E)    The following new sentence is hereby added to the end of Section 5.1.1:
“No Loan Party is a Covered Person (as such term is defined in Section 10.18).
(F)    Section 7.2.13 is hereby deleted in its entirety and in its stead is inserted the following:
“7.2.13 Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.75 to 1.00, calculated as of October 28, 2017 and as of the end of each fiscal quarter thereafter through and including February 1, 2020, and (ii) 1.50 to 1.00, calculated as of May 2, 2020 and as of the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.”
(G)    The following new Section 10.18 is hereby added, immediately following Section 10.17:
“Section 10.18. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement evidencing Hedge Liabilities or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a) In the event a Covered Person that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered

Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b) As used in this Section 10.18, the following terms have the following meanings:
BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
Covered Person means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
QFC has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”
(H)    Exhibit 7.2.6 [Acquisition Compliance Certificate] is hereby deleted in its entirety and in its stead is inserted the Exhibit 7.2.6 [Acquisition Compliance Certificate] attached hereto as Exhibit A.
(I)    Exhibit 7.3.3 [Quarterly Compliance Certificate] is hereby deleted in its entirety and in its stead is inserted the Exhibit 7.3.3 [Quarterly Compliance Certificate] attached hereto as Exhibit B.
3.The provisions of Section 2 of this Third Amendment shall become effective on the date that the Administrative Agent has reasonably determined that it has received, or the Required Lenders have otherwise waived the requirement for the Administrative Agent to receive, each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent (the date of such effectiveness, the “Effective Date”):
(i)    this Third Amendment, duly executed by the Lead Borrower, the Administrative Agent and the Required Lenders;
(ii)    that certain fee letter, dated of even date herewith, executed and delivered by the Administrative Agent and acknowledged and agreed to by the Lead Borrower in connection herewith (the “Fee Letter”); and
(iii)    payment of (a) the fees due and payable under the Fee Letter and (b) all other reasonable fees and expenses owed to the Administrative Agent and its counsel and the Lenders in connection with this Third Amendment and the Credit Agreement as of the Effective Date to the extent an invoice in respect thereof has been delivered to the Lead Borrower at least one Business Day prior to the date of this Third Amendment.
4.The Lead Borrower hereby reconfirms and reaffirms all representations and warranties made by the Lead Borrower and the other Loan Parties pursuant to the terms and conditions of the Credit Agreement and the other Loan Documents as of the Effective Date (except to the extent any representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on such earlier date), except as such representations and warranties may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

5.The Lead Borrower hereby represents and warrants to the Lenders and the Administrative Agent as of the Effective Date that (i) it has the legal power and authority to execute and deliver this Third Amendment, (ii) the officer of the

Lead Borrower executing this Third Amendment has been duly authorized to execute and deliver the same and bind the Lead Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by the Lead Borrower and the performance and observance by the Lead Borrower and the other Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed herewith or therewith, do not violate or conflict with (A) the organizational agreements of any Loan Party or (B) any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, in each case under clause (B) except as would not result in a Material Adverse Change, and (iv) this Third Amendment and the documents executed or to be executed by any Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms, except to the extent that enforceability of thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity.

6.The Lead Borrower represents and warrants that as of the Effective Date, after giving effect to the amendments set forth in this Third Amendment (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement.

7.Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

8.The agreements contained in this Third Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Third Amendment amends the Credit Agreement and is not a novation thereof.

9.This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Amendment by e-mail or telecopy shall be effective as delivery of a manually executed counterpart of this Third Amendment.

10.This Third Amendment shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each Loan Party hereby consents to the exclusive jurisdiction of the courts of the State of Ohio sitting in Franklin County, Ohio and of the United States District Court for the Southern District of Ohio, and any appellate court from any thereof, with respect to any suit arising out of or mentioning this Third Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Third Amendment to be duly executed by their duly authorized officers the day and year first above written.
LEAD BORROWER:
Designer Brands Inc., an Ohio corporation
By: /s/ Marla Walters
Name: Marla Walters
Title: SVP, Tax & Treasurer
[Lender Signature Pages Follow]

[Signature Page to Third Amendment to Credit Agreement - Designer Brands, Inc.]

ADMINISTRATIVE AGENT AND LENDERS:
PNC Bank, National Association, as a Lender and as Administrative Agent By: /s/ George M. Govas Name: George M. Govas Title: Managing Director

Wells Fargo Bank, National Association, as a Lender By: /s/ Carl Hinrichs Name: Carl Hinrichs Title: Director

Truist Bank (formerly known as Branch Banking and Trust Company), as a Lender By: /s/ J. Carlos Navarrete Name: J. Carlos Navarrete Title: Vice President
Bank of America, N.A., as a Lender By: /s/ Gregg Bush Name: Gregg Bush Title: Senior Vice President
The Huntington National Bank, as a Lender By: /s/ Dan Swanson Name: Dan Swanson Title: Vice President

BMO Harris Bank, N.A., as a Lender By: /s/ Joshua J. Thompson Name: Joshua J. Thompson Title: Associate VP

[Signature Page to Third Amendment to Credit Agreement - Designer Brands, Inc.]

EXHIBIT A
[See attached]

EXHIBIT 7.2.6

FORM OF
ACQUISITION COMPLIANCE CERTIFICATE
_________________________________, 20__
PNC Bank, National Association, as Administrative Agent
155 East Broad Street
Columbus, Ohio 43215
Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of August 25, 2017, by and among Designer Brands Inc. (f/k/a DSW Inc.), an Ohio corporation (the “Lead Borrower”), the Designated Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) , as amended by that certain (i) First Amendment to Credit Agreement, dated as of January 30, 2018 (the “First Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent, (ii) Second Amendment to Credit Agreement, dated October 10, 2018 (the “Second Amendment”), by and among the Lead Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent and (iii) Third Amendment to Credit Agreement, dated March 16, 2020 (the “Third Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent (as so amended by the First Amendment, the Second Amendment and the Third Amendment and as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
________________________ [insert name of applicable Loan Party] intends to enter into a Permitted Acquisition with ___________________ [enter name of the target company] pursuant to which ____________________ [insert name of applicable Loan Party] will ____________________ [provide a brief description of the transactions contemplated by such Permitted Acquisition]. This Certificate is delivered to the Administrative Agent in accordance with Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement. I, the _________________________ [Insert Name of Authorized Officer] of the Lead Borrower, do hereby certify as of ____________ ___, 20___, which is at least five (5) days prior to any Permitted Acquisition (the “Report Date”), as follows:

1.
The representations and warranties of the Loan Parties contained in Section 5 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the specific date or times referred to in said representations and warranties).

2.
No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Event of Default or Potential Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; no Material Adverse Change has occurred since the date of the most recently delivered Compliance Certificate.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

3.
Maximum Leverage Ratio. After giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and calculated if such Permitted

Acquisition has been made in the applicable measurement period), the Leverage Ratio is _____ to 1.0 for the period equal to four (4) consecutive fiscal quarters most recently ended.

A.Total Funded Debt1 of the Lead Borrower and its Subsidiaries as of the Report Date equals $____________.

B.Consolidated EBITDAR2 calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $__________, and is computed as follows3:

1 Total Funded Debt means, as of any date of determination, the sum of (i) all Indebtedness representing borrowed money (excluding any Hedge Liabilities or any other obligations (contingent or otherwise) under any Swap), including both current and long term portion thereof and guaranty obligations with respect thereto, Capital Lease Obligations and reimbursement obligations under letters of credit, in each case of the Lead Borrower on a Consolidated Basis, plus (ii) the aggregate current and long-term operating lease liabilities in accordance with FASB ASC 842, in each case determined and consolidated for the Lead Borrower and its Subsidiaries in accordance with GAAP.

2 For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of  Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

3 The following shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions.

Component	Amount
(i)net income	$_______________
(ii)depreciation	$_______________
(iii)amortization	$_______________
(iv)non-cash expenses related to stock based compensation	$_______________
(v)other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR)
$_______________
(vi)interest expense	$_______________
(vii)income tax expense	$_______________
(viii)Consolidated Rental Expense	$_______________
(ix)transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions[4]	$_______________
(x)restructuring charges or expenses (including integration costs, restructuring costs and severance costs related to acquisitions and to closure or consolidation of plants, facilities or locations and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use)[5]
$_______________
(xi)The sum of items (i) through (x)	$_______________
(xii)non-cash credits or non-cash gains to net income	$_______________
(xiii)The difference between item (xi) minus item (xii) equals Consolidated EBITDAR	$_______________

C.The ratio of item 3(A) to item 3(B) equals the Leverage Ratio.

Under Section 7.2.6(iv)(E) of the Credit Agreement, the Leverage Ratio is not permitted to be greater than the ratio of (i) 3.25 to 1.00 during all times other than an Acquisition Period and (ii) 3.50 to 1.00 during an Acquisition Period6 . Therefore, the Loan Parties ___________ [will/will not] be in compliance with Section 7.2.6(iv)(E) of the Credit Agreement after giving effect to such Permitted Acquisition.

[INTENTIONALLY LEFT BLANK]

4 Shall not exceed $40,000,000 in the aggregate during the term of the Credit Agreement.

5 Shall not exceed $20,000,000 in the aggregate during the term of the Credit Agreement.

6 In no event shall the Leverage Ratio modification that occurs in connection with an Acquisition Period occur more than once during the term of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Acquisition Compliance Certificate this ____ day of ________, 20__.

LEAD BORROWER:
Designer Brands Inc. By: ________________________________ Name: ________________________________ Title: ________________________________

EXHIBIT B
[See attached]

EXHIBIT 7.3.3
FORM OF
COMPLIANCE CERTIFICATE
_________________________, 20___
PNC Bank, National Association, as Administrative Agent
155 East Broad Street
Columbus, Ohio 43215

Ladies and Gentlemen:
I refer to the Credit Agreement, dated as of August 25, 2017, by and among Designer Brands Inc. (f/k/a DSW Inc.), an Ohio corporation (the “Lead Borrower”), the Designated Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as amended by that certain (i) First Amendment to Credit Agreement, dated as of January 30, 2018 (the “First Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent, (ii) Second Amendment to Credit Agreement, dated as of October 10, 2018 (the “Second Amendment”), by and among the Lead Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent and (iii) Third Amendment to Credit Agreement, dated as of March 16, 2020 (the “Third Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent (as so amended by the First Amendment, the Second Amendment and the Third Amendment and as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
I, the ____________________ [Responsible Financial Officer] of the Lead Borrower, do hereby certify on behalf of the Loan Parties as of the _________ [quarter/year] ended _______________ ___, 20___ (the “Report Date”), as follows:

1.	CHECK ONE:

______
The annual financial statements of the Lead Borrower, consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related audited consolidated statements of income, shareholders' equity and cash flows, being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and set forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.2 [Annual Financial Statements] of the Credit Agreement

OR

______
The quarterly financial statements of the Lead Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments), and set forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2.
The representations and warranties of the Loan Parties contained in Article 5 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the specific date or times referred to in said representations and warranties). The Loan Parties are in compliance with, and since the date of the previously delivered Compliance Certificate have performed and complied with all covenants and conditions contained in the Credit Agreement.

3.No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

4.	Indebtedness (Section 7.2.1(iii), Section 7.2.1(v) and Section 7.2.1(xiv)):

(A)    Indebtedness of the Loan Parties and their Subsidiaries, in the aggregate, as of the Report Date of $____________ which is in the form of Purchase Money Security Interests or Capital Leases, which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding.
(B) Indebtedness of Domestic Loan Parties to Foreign Subsidiaries which is subordinated pursuant to the Intercompany Subordination Agreement, in the aggregate, as of the Report Date of $____________, which is not more than the permitted maximum of Sixty Million and 00/100 Dollars ($60,000,000.00) in the aggregate at any time outstanding.
(C)    Unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted in Section 7.2.1 of the Credit Agreement, in the aggregate as of the Report Date of $____________, which is not more than the permitted maximum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) at any time outstanding.

5.
Guaranties (Section 7.2.3(vi)). Guaranties by the Loan Parties and their Subsidiaries of Indebtedness of any Subsidiary that is not a Loan Party or any Joint Venture, in the aggregate as of the Report Date of $____________, which is not more than the permitted maximum of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) at any time outstanding.

6.Liens; Lien Covenants (Clauses (xii) and (xvi) of the definition of Permitted Liens):

(A)    Proceeds secured by Liens granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Ten Million and 00/100 Dollars ($10,000,000.00) at any one time outstanding.

(B)    Obligations secured by other Liens not otherwise permitted by the definition of Permitted Liens, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding.

7.	Loans and Investments (Section 7.2.4(viii), Section 7.2.4(ix) and Section 7.2.4(x)(a)):

(A)    Investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, sale-leaseback, assignment or transfer) of assets or property by any Loan Party or any Subsidiary of a Loan Party, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Ten Million and 00/100 Dollars ($10,000,000.00) at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon).

(B)    Loans, advances and investments not otherwise permitted by Section 7.2.4 of the Credit Agreement by Domestic Loan Parties in or to Foreign Subsidiaries and Joint Ventures, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) in the aggregate at any one time outstanding.

(C)    Loans, advances and investments by DSW Canada in or to Town Shoes, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of One Hundred Million and 00/100 Canadian Dollars (CAD $100,000,000.00) in the aggregate at any one time outstanding.

8.	Dispositions of Assets (Section 7.2.7(i) and Section 7.2.7(vii)):

(A)    In addition to sales of Inventory under subsection (a) of clause (i) of Section 7.2.7 of the Credit Agreement, the sale of slow moving inventory outside of the ordinary course (including in respect of a liquidation thereof) during the current fiscal year, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Five Million and 00/100 Dollars ($5,000,000) during such fiscal year.

(B)    The sale, transfer or lease of assets by the Lead Borrower and its Subsidiaries, other than those specifically excepted by Section 7.2.7 of the Credit Agreement (so long as in each case both immediately before and immediately after giving effect thereto there exists no Event of Default or Potential Default), during the current fiscal year, in the aggregate, as of the Report Date equals $____________, which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000) during such fiscal year.

9.
Minimum Fixed Charge Coverage Ratio (Section 7.2.13). The Fixed Charge Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 9(C) below] to 1.0, which is not less than the required ratio for such period as determined by reference to Table 1.

TABLE 1

Fiscal Quarters Ending	Required Fixed Charge Coverage Ratio
October 28, 2017 through and including February 1, 2020	1.75 to 1.00
May 2, 2020 and thereafter	1.50 to 1.00

The Fixed Charge Coverage Ratio shall be computed as follows:

(A)    Consolidated EBITDAR1 of the Lead Borrower and its Subsidiaries for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $____________, and is computed as follows2:

1 For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of  Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

2 The following shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions.

Component	Amount
(i)net income	$_______________
(ii)depreciation	$_______________
(iii)amortization	$_______________
(iv)non-cash expenses related to stock based compensation	$_______________
(v)other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR)
$_______________
(vi)interest expense	$_______________
(vii)income tax expense	$_______________
(viii)Consolidated Rental Expense	$_______________
(ix)transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions[3]	$_______________
(x)restructuring charges or expenses (including integration costs, restructuring costs and severance costs related to acquisitions and to closure or consolidation of plants, facilities or locations and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use)[4]
$_______________
(xi)The sum of items (i) through (x)	$_______________
(xii)non-cash credits or non-cash gains to net income	$_______________
(xiii)The difference between item (xi) minus item (xii) equals Consolidated EBITDAR	$_______________

(B)    Fixed Charges5 calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $__________.

(C)    the ratio of item 9(A) to item 9(B) equals the Fixed Charge Coverage Ratio.

3 Shall not exceed $40,000,000 in the aggregate during the term of the Credit Agreement.

4 Shall not exceed $20,000,000 in the aggregate during the term of the Credit Agreement.

5 Fixed Charges means for any period of determination, the sum of (a) cash interest expense, plus (b) Consolidated Rental Expense, in each case of the Lead Borrower on a Consolidated Basis.

10.
Maximum Leverage Ratio (Section 7.2.14). The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 10(C) below] to 1.0, which is not greater than the required ratio of (i) 3.25 to 1.00 during all times other than an Acquisition Period and (ii) 3.50 to 1.00 during an Acquisition Period[6].

(A)    Total Funded Debt7 of the Lead Borrower and its Subsidiaries as of the Report Date equals $____________.

(B)    Consolidated EBITDAR calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $__________ (per item 9(A) above).

(C)    The ratio of item 10(A) to item 10(B) equals the Leverage Ratio

6 In no event shall the Leverage Ratio modification that occurs in connection with an Acquisition Period occur more than once during the term of this Agreement.
7 Total Funded Debt means, as of any date of determination, the sum of (i) all Indebtedness (excluding any Hedge Liabilities or any other obligations (contingent or otherwise) under any Swap) representing borrowed money, including both current and long term portion thereof and guaranty obligations with respect thereto, Capital Lease Obligations and reimbursement obligations under letters of credit, in each case of the Lead Borrower on a Consolidated Basis, plus (ii) the aggregate current and long-term operating lease liabilities in accordance with FASB ASC 842, in each case determined and consolidated for the Lead Borrower and its Subsidiaries in accordance with GAAP.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Compliance Certificate this ____ day of _______________, 20___.
Designer Brands Inc., as the Lead Borrower

By: ______________________________
Name: ______________________________
Title: ______________________________